September 22, 2014
Helius Medical Technologies, Inc. 12 Penns Trail
Newtown, Pennsylvania 18940

Re: Helius Medical Technologies, Inc. - Registration Statement on Form S-1

Ladies and Gentlemen:

     We have acted as special legal counsel in the State of Wyoming (the “State”) to Helius Medical Technologies, Inc., a Wyoming corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-1 (the “Registration Statement”), dated the date hereof and filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended. The Registration Statement relates to the registration of (i) 17,540,000 shares of the Company’s common stock (collectively, the “Shares”) that have been issued to certain of the selling shareholders named in the Registration Statement (the “Selling Shareholders”), and (ii) 7,620,000 shares of the Company’s common stock (collectively, the “Warrant Shares”) issuable upon the exercise by certain Selling Shareholders of outstanding common stock purchase warrants (collectively, the “Warrants”) to acquire shares of the Company’s common stock.

     The Shares and Warrants were issued by the Company in the following unregistered offerings:

     (i) 15,240,000 subscription receipts were issued at a price of CAD$0.50 per subscription receipt on May 30, 2014, whereby the 15,240,000 subscription receipts automatically converted, for no additional consideration, into 15,240,000 Shares and 7,620,000 Warrants upon the closing of the Merger Agreement (as defined below) on June 13, 2014. All 15,240,000 Shares and 7,620,000 Warrant Shares issuable upon exercise of such Warrants are being registered under the Registration Statement; and

     (ii) 2,300,000 Shares were issued to one Selling Shareholder pursuant to an agreement and plan of merger (the “Merger Agreement”) between the Company, HMT Mergersub, Inc., a wholly owned subsidiary of the Company, and NeuroHabilitation Corporation, which closed on June 13, 2014.

     As the basis for the opinions hereinafter expressed, we have examined such statutes, including the Wyoming Business Corporation Act, records and documents of the Company, certificates of officers of the Company and public officials, and other instruments and documents we deemed relevant or necessary for the purposes of the opinions set forth below, including, but not limited to, the Registration Statement, the Bylaws of the Company in effect as of the date hereof, and the Articles of Incorporation of the Company, as originally filed with the Secretary of State of the State on June 2, 2014, as amended. We have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

Holland & Hart LLP Attorneys at Law
Phone (307) 778-4200 Fax (307) 778-8175 www.hollandhart.com
2515 Warren Avenue Suite 450 Cheyenne, WY 82001 Mailing Address P.O. Box 1347 Cheyenne, WY 82003-1347
Aspen Billings Boise Boulder Carson City Cheyenne Colorado Springs Denver Denver Tech Center Jackson Hole Las Vegas Reno Salt Lake City Santa Fe Washington, D.C.

Helius Medical Technologies, Inc.
September 22, 2014

     For purposes of this opinion, we have assumed: (i) the genuineness of any signatures on all documents we have reviewed; (ii) the legal capacity of natural persons who have executed all documents we have reviewed; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to originals of all documents submitted as copies and the authenticity of the originals of such copies; (v) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed and relied upon; and (vi) the accuracy, completeness and authenticity of certificates of public officials.

     Based upon the foregoing and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

     1. The Shares held by the Selling Shareholders are validly issued, fully paid and non-assessable shares of the Company’s common stock.

     2. Upon exercise of the Warrants in accordance with their respective terms (including, without limitation, the payment to the Company of the exercise price for the Warrant Shares), the Warrant Shares will be validly issued, fully paid and non-assessable shares of the Company’s common stock.

     This opinion is limited to matters governed by the laws of the State and we do not express any opinion as to the effect of or compliance with any State “blue sky” laws.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Holland & Hart LLP